Exhibit 10.1

CREE, INC.

FISCAL 2007
MANAGEMENT INCENTIVE COMPENSATION PLAN

The following Management Incentive Compensation Plan (the “Plan”) is adopted by Cree, Inc. and its consolidated subsidiaries (collectively, the “Company”) for its fiscal year ending June 24, 2007 (the “Plan Year”):

1.  Purpose. The purpose of the Plan is to motivate and reward excellent performance, to attract and retain outstanding senior management, to create a strong link between strategic and corporate operating plans and individual performance, to achieve greater corporate performance by focusing on results, and to encourage teamwork at the highest levels within the organization. The Plan rewards participants with incentives based on their contributions and the attainment of specific corporate and individual performance goals. Incentives may be calculated in part based on a performance measurement multiplied by the participant’s annual target award level. Annual target award levels vary according to the position.

2.  Eligibility. The Company’s Chairman, its Chief Executive Officer (CEO), senior level managers of the Company who report directly to the Company’s CEO, and other key managers of the Company who have been identified by the CEO are eligible to participate in this Plan upon approval by the Compensation Committee in the case of executive officers, or by the CEO in all other cases, of such individual’s target award level for the Plan Year. No participant or other employees have a right to be selected for participation in the Plan despite having participated in any predecessor Plan. If an eligible participant’s duties and responsibilities materially change during the Plan Year, the Compensation Committee in the case of executive officers or the CEO in all other cases shall have the option to terminate the participant’s eligibility to participate in the Plan due to such change.

3.  Plan Awards:

3.1 Target Award Levels. Annual target award levels are expressed as a percentage of base salary and vary by position. The target award level specified for each participant represents the award level for 100% achievement of all objectives by that participant. The actual award amount is determined by multiplying the participant’s base salary during the award period by various percentages, as provided in Paragraph 3.2 below.

3.2 Determination of Awards. Except as expressly provided otherwise in this Plan, each eligible participant’s base salary for all award periods in the Plan Year will be determined by reference to the participant’s base salary in effect on the last day of the first fiscal quarter of the Plan Year (as provided in the Company’s human resources management system). If the participant’s base salary changes after the first fiscal quarter of the Plan Year, the base salary for the award period in which the change occurs will be the weighted average base salary for the award period determined by multiplying each base salary in effect during that award period by a fraction, the numerator of which is the number of calendar days in the award period in which such base salary was in effect and the denominator of which is the number of calendar days in the award period, and the base salary for all subsequent award periods will be the new base salary (subject to any further changes). For the positions of Chairman and Chief Executive Officer, unless otherwise approved by the Compensation Committee, awards are based 100% on achieving predetermined corporate goals. Awards for all other eligible positions are determined based on performance against goals in two categories: corporate and individual. Unless otherwise approved by the Compensation Committee in the case of executive officers or by the CEO in all other cases, 60% of a participant’s target award level will be allocated to achievement of corporate goals and 40% of a participant’s target award level will be allocated to achievement of individual goals. Performance against individual goals will be measured quarterly on a scale of 0% to 100% and performance against corporate goals will be measured annually on a scale of 0% to 150%. Actual awards will be determined for each participant (other than the Chairman and the Chief Executive Officer) in accordance with the following formulas:

Quarterly Awards:         A x (B x C) x E

Annual Award:  A x (B x D) x F

Where:

A equals the base salary for the award period
B equals the target award level for the participant (expressed as a percentage)
C equals the percentage of the target award level allocated to individual performance goals for that quarter (e.g., ¼ of 40%)
D equals the percentage of the target award level allocated to corporate performance goals
E equals the participant’s aggregate performance measurement against individual goals for the fiscal quarter (expressed as a percentage)
F equals the performance measurement against corporate goals for the fiscal year (expressed as a percentage)

Actual awards for the Chairman and the Chief Executive Officer will be determined in accordance with the following formula:

Annual Award:  A x B x F

3.3 Individual Goals. At the beginning of each fiscal quarter, each participant who is subject to individual performance measurements under the Plan will develop a minimum of three (3) performance goals specific to his or her unit’s performance for that fiscal quarter and assign a weight to each goal (expressed as a percentage) such that the aggregate weight of all goals is equal to 100%. The participant’s proposed goals and assigned weights will be submitted to the CEO for approval. Performance goals are standards for evaluating success associated with a specific performance objective and should be expressed both as a minimum goal and a target goal. Minimum goals are the lowest level of competent performance that is eligible for an award. Performance of an individual goal at the minimum level will yield a performance measurement of 25% for that individual goal. Target goals are the expected level of performance. Performance of an individual goal at the target level will yield a performance measurement of 100% for that individual goal. Performance of an individual goal below the minimum level will result in a performance measurement of 0% for that individual goal. Performance measurements for individual goals will be approved by the CEO after the end of each fiscal quarter and multiplied by the weight assigned to that goal to arrive at the participant’s aggregate performance measurement against individual goals for the fiscal quarter. Any corresponding awards will be paid to eligible participants following approval of the CEO.

3.4 Corporate Goals. Performance against corporate goals is measured based on the Company meeting or exceeding the revenue, net income, and earnings per share (EPS) targets for the Plan

Year recommended by the CEO and approved by the Compensation Committee. If the minimum established revenue, net income, and EPS targets are not met, the performance measurement against corporate goals will be 0%. After the end of the Plan Year, the Compensation Committee will assess the Company’s financial performance for the Plan Year using competent and reliable information, including but not limited to audited financial statements, if available, and will determine in good faith and in its sole discretion the Company’s financial performance measurement for the Plan Year. Any corresponding awards will be paid to eligible participants following approval of the amount by the Compensation Committee in the case of executive officers and by the CEO in all other cases.

4. Other Provisions:

4.1 Termination of Employment. Unless otherwise approved by the Compensation Committee in the case of an executive officer or by the CEO in any other case, and except in the case of termination of employment due to the participant’s death or disability or termination of employment after a Change In Control as provided in this paragraph, the participant must be continuously employed by the Company for that part of the award period that the individual is eligible to participate in the Plan up through and including the date of the payment in order to have a right to payment, and any participant whose employment with the Company terminates prior to the date of payment, with or without cause, shall forfeit his or her rights to any unpaid award. If a participant’s employment terminates prior to the payment date for an award period on account of the employee’s death or disability (as determined under the Company’s long-term disability plan), the participant will be entitled to receive an award for any award period in which he or she was employed by the Company as otherwise determined in accordance with this Plan. However, the base salary used for purposes of calculating such participant’s award(s) will be reduced proportionately to equate to the base salary applicable to the number of calendar days the participant was employed during the award period. If there is a Change In Control, as that term is defined in the Cree, Inc. Equity Compensation Plan (“Change In Control”), and a participant’s employment terminates for any reason (including death or disability) subsequent to the Change in Control but prior to the payment date for an award period, the participant will be entitled to receive an award for all award periods for the Plan Year in accordance with this Plan as if the participant remained employed through the payment date for the award period. The base salary used for purposes of calculating such participant’s awards will be determined as provided in Paragraph 3.2 above, except that the base salary for such purposes may not be decreased after the Change in Control without the Participant’s approval.

4.2 New Hires; Newly Eligible Employees; Leave Periods. Unless otherwise provided in the individual’s employment offer letter, if a new hire is eligible to participate in the Plan, he or she will commence participation in the Plan as of the date of hire and his or her base salary for the Plan Year will be as provided in his or her offer letter (subject to change as provide in Paragraph 3.2 above); provided that the base salary used for purposes of calculating the participant’s awards for the first quarter of participation and the annual award will reduced proportionately to equate to the base salary applicable to the number of calendar days the participant was employed during such award periods. If an existing employee of the Company first becomes eligible to participate in the Plan after the start of the Plan Year, he or she will commence participation in the Plan as of the start date approved by the Compensation Committee in the case of an executive officer or by the CEO in all other cases. The base salary used for purposes of calculating such participant’s awards will be determined as provided in Paragraph 3.2 above, provided that the base salary used for purposes of calculating the participant’s awards for the first quarter of participation and the annual award will reduced proportionately to equate to the base salary applicable to the number of calendar days the participant was eligible to participate in the Plan during such award periods. If a participant is on unpaid personal leave for all or part of an award period, to the extent permitted by applicable law (e.g., the Family and Medical Leave Act (FMLA) or the Uniformed Services Employment and Reemployment Rights Act (USERRA)), the base salary for such award period will be reduced proportionately to equate to a base salary applicable to the number of calendar days the participant was not on unpaid personal leave during such award period. No reduction will be made to base salary for participants on paid leave during an award period. If a participant in the Plan remains employed by the Company, but after the start of the Plan Year becomes ineligible to participate in the Plan, unless otherwise approved by the Compensation Committee in the case of an executive officer or by the CEO in all other cases, the participant will not be eligible for an award for any award period that is partially completed as of the date he or she becomes ineligible to participate in the Plan.

4.3 Exceptions. In order to ensure that the Company’s best interests are met, the amount of a payment on an award otherwise calculated in accordance with this Plan can be increased, decreased, or eliminated, at any time prior to payment, in the sole discretion of the CEO, except that no change with respect to any award to the Chairman, the Chief Executive Officer or any executive officer of the Company shall be made without Compensation Committee approval, and payments due as a result of a Change In Control, as otherwise provided in the Plan, cannot be decreased or eliminated.

4.4 Amendment; Termination. The Company has no obligation to implement this Plan for any fiscal year and has the right to amend, modify or terminate the Plan at any time without prior notice to participants; provided that the Company may not amend, modify or terminate the Plan in a manner that affects a payment that has already become payable hereunder to an eligible employee.

4.5 Earned Upon Payment. Except as provided in Paragraph 4.1 above, no award amount shall be considered earned by any participant under the Plan until it is received by the participant from the Company.

4.6 Change In Control. In the event a Change In Control occurs during the Plan Year, notwithstanding any language in this Plan to the contrary, each participant’s performance measurement against individual goals for any award period ending after the effective date of the Change In Control will be 100% and the performance measurement against corporate goals for the Plan Year will be the greater of 100% or such performance measurement as is determined in accordance with this Plan, regardless of whether such participant is employed during or at the end of the applicable award period.

4.7 Priority of Written Agreement. Notwithstanding any language in this Plan to the contrary, the terms and conditions of any written agreement between the Company and a participant regarding payment of one or more awards under this Plan upon termination of employment for any reason or in the event of a Change In Control shall supersede and control with respect to payment of such awards to the participant under this Plan, provided that the written agreement was approved by the Compensation Committee if the participant was an executive officer at the time of execution of the agreement or by the CEO in any other case.

4.8 Non-Transferability. No right or interest of any participant in this Plan is assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including execution, levy, garnishment, attachment, pledge, and bankruptcy.

4.9 No Rights to Company Assets. No Plan participant nor any other person will have a right in, nor title to, any assets, funds or property of the Company or any of its subsidiaries through this Plan. Any earned incentives will be payable from the Company’s general assets. Nothing contained in this Plan constitutes a guarantee by the Company or any of its subsidiaries that the assets of the Company and its subsidiaries will be sufficient to pay any earned incentives.

5. Administration:

5.1 The Compensation Committee is the Plan Administrator with respect to all decisions under the Plan concerning, affecting or related to the compensation of executive officers, and the CEO is the Plan Administrator with respect to all other aspects of the Plan. The Plan Administrators, in their respective capacities, have the authority to interpret the Plan, and the Plan Administrators’ interpretations, in their respective capacities, shall be final and binding on all Plan participants.

5.2 This Plan shall be operated at all times in accordance with the requirements of section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). Any provision in this Plan that is determined to violate and/or any action taken by the Company in violation of the requirements of Code section 409A shall be void and without effect. If any failure to act is determined to violate Code section 409A, then to the extent it is possible thereby to avoid a violation of Code section 409A, the rights and effects under this Plan, as applicable, shall be altered to avoid such violation. In addition, any provision that is required to appear in this Plan to satisfy the requirements of Code section 409A, but that is not expressly set forth, shall be deemed to be set forth herein, and this Plan shall be administered in all respects as if such provision were expressly set forth. In all cases, the provisions of this paragraph shall apply notwithstanding any contrary provisions in this Plan.

5.3 When awarded, payments under the Plan will be made as soon as practicable after the end of the applicable award period, and in any event, payments will be made no later than the end of the second fiscal quarter following the award period to which the payments relate. Notwithstanding the foregoing, if a participant is eligible for payment of: (a) all or part of an annual award as a result of his or her death or disability as provided in Paragraph 4.1 above, the payment will be made no later than the 15th day of the third month after the later of the end of the Company’s tax year in which such death or disability occurs or the end of the participant’s tax year in which such death or disability occurs; (b) 100% of a quarterly award as provided in Paragraph 4.6 above due to a Change In Control, payment will be made without exception on or before the 15th day of third month following the end of the award period; and/or (c) 100% or more of an annual award as provided in Paragraph 4.6 above due to a Change In Control, payment will be made without exception no later than the 15th day of the third month after the later of the end of the Company’s tax year in which the Change In Control occurs or the end of the participant’s tax year in which the Change In Control occurs.

5.4 This Plan shall not be construed to give participants a right of continued employment with the Company.